Exhibit 10.6

MORTGAGE LOAN COOPERATION AGREEMENT

MORTGAGE LOAN COOPERATION AGREEMENT, dated as of July 14, 2011 (this “Agreement”), by DC-3300 ESSEX, LLC, a Delaware limited liability company (“Borrower”) and CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Carter Validus”), and CARTER AND ASSOCIATES, L.L.C., a Georgia limited liability company (“Carter and Associates” and collectively with Carter Validus, together with any permitted successors and assigns, “Sponsor”), in favor of GOLDMAN SACHS COMMERCIAL MORTGAGE CAPITAL, L.P., a Delaware limited partnership (together with its successors and assigns, “Lender”).

WHEREAS, pursuant to that certain Loan Agreement, dated as of the date hereof, by and between Borrower and Lender (as the same may be amended, extended, renewed, supplemented or otherwise modified from time to time, the “Loan Agreement”), Lender has agreed to provide to Borrower a loan in the original principal amount of $16,000,000.00 (the “Loan”), which Loan is evidenced by, inter alia, a promissory note, dated as of the date hereof, made by Borrower, as maker, in favor of Lender, as holder (as such note may be divided, assigned (in whole or in part), replaced and/or otherwise modified from time to time in accordance with the Loan Agreement and this Agreement, the “Note”) and secured by certain real property (collectively, the “Property”); and

WHEREAS, it is contemplated that, subsequent to the funding of the Loan by Lender, the Loan may be restructured, and the Loan Documents amended, to facilitate one or more public or private Securitization (as defined below) of all or a portion of the Loan and/or the sale of one or more pari-passu or subordinate interests in the Loan.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms used but not defined herein shall have the meaning given such terms in the Loan Agreement. When used herein, the following capitalized terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Group” shall mean, collectively, Borrower, its constituent principals and Sponsor (subject to Section 4 hereto).

“Depositor” shall mean the entity or entities that deposit all or any portion of the Loan and the Loan Documents into a trust in connection with a Securitization.

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“Disclosure Document” shall mean any registration statement, preliminary or final private placement memorandum or prospectus or other disclosure document or other written materials used in any public or private placement of the Loan (or portion thereof) or the Certificates in a Securitization, participation or assignment (including, in each of the foregoing cases, any amendments or supplements thereto).

“Examined Sections” shall have the meaning set forth in Section 3(b).

“Exchange Act” shall have the meaning set forth in Section 3(c).

“Exchange Act Filing” shall have the meaning set forth in Section 2(b)(i).

“Goldman” shall have the meaning set forth in Section 3(c).

“Indemnified Party” and “Indemnified Parties” shall have the meaning set forth in Section 3(c).

“Indemnifying Parties” shall have the meaning set forth in Section 3(c).

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Liabilities” shall have the meaning set forth in Section 3(c).

“Loan” shall have the meaning set forth in the recitals hereto.

“Loan Agreement” shall have the meaning set forth in the recitals hereto.

“Note” shall have the meaning set forth in the recitals hereto.

“Property” shall have the meaning set forth in the recitals hereto.

“Rating Agency Requirements” shall mean such requirements as the Rating Agencies may impose as a condition to their assigning to the Certificates such ratings as may be acceptable to Lender. Borrower acknowledges that Lender has advised Borrower that the Loan and/or Certificates are contemplated to include the highest ratings assigned by the Rating Agencies.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a related Property, that is included in a Securitization with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“SEC” shall mean the United States Securities and Exchange Commission.

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“Securities Act” shall have the meaning set forth in Section 3(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Sponsor” shall have the meaning set forth in the introductory paragraph hereof.

“Underwriters” shall have the meaning set forth in Section 3(c).

Section 2. Obligation to Cooperate. Each of Borrower and Sponsor hereby agrees that each of them and (if applicable) each of their respective principals, officers and representatives, shall, at Lender’s request and at Borrower’s sole cost and expense, cooperate with Lender’s efforts to arrange for the issuance and sale of Certificates in connection with each Securitization and any assignment or participation of all or any portion of the Note or interests therein in accordance with the market standards to which Goldman customarily adheres. Without limiting the foregoing, Borrower and Sponsor shall, upon request from Lender:

(a) execute such restatements, amendments, supplements, replacements or other modifications to (i) the Loan Documents (including, without limitation, to change the Payment Date and/or Interest Accrual Period to accord with the payment dates and/or interest accrual periods of other loans being securitized in the Securitization by Lender or its affiliates) or (ii) the organizational documents of Borrower and/or any Single-Purpose Equityholders (collectively, the “Borrower Organizational Documents”) as may be requested by Lender in order to facilitate any assignment, participation or Securitization, or to satisfy Rating Agency Requirements, provided same does not adversely affect Borrower or Sponsor (in each case, except to a de minimis extent);

(b) cooperate fully and in good faith with the preparation, completion, execution and delivery of any Disclosure Document containing such information with respect to the Borrower Group, the Property and the Loan as may be customary for private or public offerings (as applicable) of securities similar to the Certificates or as may be required by the SEC in connection therewith, including interim and rolling 12-month financial statements reasonably satisfactory to Lender as to form, content and period covered, regarding the operations of the Borrower Group and the Property, and additionally as follows:

(i) If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) representation and warranty to the Lender if such Significant Obligor is an Affiliate of any of the parties specified under Item 1119(a) of Regulation AB or has an ongoing relationship, agreement, arrangement, transaction or other understanding as specified in Item 1119(b) of Regulation AB and (ii) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together

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with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (iii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.

(ii) All financial data and financial statements provided by Borrower hereunder pursuant to Section 2(b)(i) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 2(b)(i) above shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 2(b)(i) shall be accompanied by an Officer’s Certificate, which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 2(b)(ii).

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(iii) If requested by Lender, Borrower and Sponsor shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(iv) In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 2(b)(ii) hereof, Lender may request, and Borrower and Sponsor shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(v) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form, sent via e-mail or disk as a Microsoft Excel file or, in the case of predominantly text documents, in Adobe .pdf format. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 2(b)(v) in connection with the Securitization or any syndication of the Loan to such parties requesting such information in connection with such Securitization or syndication.

(c) cooperate fully and in good faith with the preparation, completion, execution and delivery of an auditor’s comfort letter and/or an agreed-upon procedures letter issued by auditors engaged by Lender regarding such financial statements or other financial, operating and statistical data of the Borrower Group and the Property set forth in the Disclosure Document;

(d) permit to be performed such site inspections, appraisals, market studies, structural engineering reports and Phase II environmental reports (if existing Phase I environmental reports recommend Phase II environmental reports), and other due diligence investigations, in each case as Lender reasonably determines is necessary for legal disclosure or marketing purposes or to satisfy Rating Agency Requirements;

(e) if requested by Lender, participate (including senior management of Borrower) in meetings with Rating Agencies and/or banks and potential investors;

(f) exercise commercially reasonable efforts to obtain estoppel letters reasonably satisfactory to Lender from such parties as Lender may reasonably request;

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(g) replace the initial Note with two or more replacement Notes in accordance with the Loan Agreement; or recast a portion of the Note into a mezzanine loan evidenced by one or more Notes, made to one or more newly-formed single-purpose equityholders of Borrower and any Single-Purpose Equityholder, and secured by a collateral assignment of all equity interests in Borrower and any Single-Purpose Equityholder; or if a mezzanine loan was originated in connection with the closing of the Loan, reallocate the respective principal amounts and/or interest rates of the Loan and such mezzanine loan; provided in each case that the aggregate principal balance and weighted average interest rates of the Notes immediately following the consummation of any such transaction shall be the same as immediately prior thereto. Notwithstanding anything to the contrary herein requiring that cooperation with Lender not result in any adverse effect on Borrower or Sponsor, the parties agree that (i) prepayments shall be applied among the components of the Loan, including any mezzanine loan, on a pro-rata basis, unless there is an event of default, casualty or condemnation, in which case Lender shall be permitted to require that such amounts be applied sequentially, starting with the most senior tranche, which may have the effect of increasing the weighted average interest rate of the Loan; and (ii) any new mezzanine loan shall have the same nonrecourse carveouts as the initial Loan, except that each mezzanine loan shall become fully recourse to Sponsor in the event of a voluntary or collusive involuntary bankruptcy of any Borrower or any prohibited transfer or encumbrance of the Property or the collateral for the mezzanine loan; and

(h) in connection with any sale of an interest in the Loan to a foreign banking institution, provide such information regarding Borrower and Sponsor (and the entities or persons ultimately controlling and/or signing for Borrower and Sponsor) as may be required for regulatory purposes, including organizational documents, organizational charts, certified balance sheets, and copies of drivers’ licenses of signatories.

Section 3. Consent to Disclosure; Indemnification.

(a) Upon request, Borrower and Sponsor shall provide Lender with any information in their possession, or which can be obtained by them, regarding the Borrower Group and the Property (including financial statements and updated budgets) which can be disclosed without violating any applicable law or breaching any applicable confidentiality agreement, that, in the reasonable opinion of Lender, is necessary (for legal disclosure or marketing purposes) to (i) include in any Disclosure Documents, (ii) provide to the Rating Agencies or potential purchasers of interests in the Loan, or (iii) include in any other operative documents relating to a Securitization (including, without limitation, information required in order to comply with Regulation AB promulgated under the Securities Act of 1933), participation or assignment. Each of Borrower and Sponsor hereby consents (on behalf of itself and the Borrower Group) to the inclusion in any Disclosure Document of any information (including financial statements) relating to the Borrower Group, the Property or the Loan obtained by Lender pursuant to this Agreement or the other Loan Documents or in connection with the origination of the Loan. Upon request, Borrower and Sponsor shall provide Lender and any underwriter or placement agent for any Certificates with written confirmation of the origin and/or accuracy and completeness of any such information.

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(b) Borrower and Sponsor shall carefully examine those portions of any Disclosure Document provided to Borrower by Lender specifically pertaining to Borrower, Sponsor and the Property including, without limitation, any information incorporated therein by reference (the “Examined Sections”) and shall, within three Business Days of Borrower’s receipt thereof, advise Lender in writing of any misstatement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided, that if Borrower and Sponsor shall fail to respond within such three Business Day period, each of Borrower and Sponsor shall be deemed to have approved (for its respective self and the Borrower Group) such Examined Sections as sent by Lender. For this purpose, Borrower and Sponsor shall be entitled to reasonably rely on third-party reports delivered in connection with the Closing, including, without limitation, the Environmental Reports, Engineering Reports and Appraisals.

(c) Each of Borrower and Sponsor (collectively, the “Indemnifying Parties”) hereby indemnifies, on a joint and several basis, with respect to each Examined Sections of any Disclosure Documents (and any amendment or supplement thereto, provided that any such amendment or supplement has been provided to Borrower and Sponsor for their review pursuant to Section 3(b)) or the failure to provide any information required to be provided hereunder, each of (1) Depositor, (2) Lender, (3) The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and each of their affiliates (collectively, “Goldman”), (4) any underwriter or placement agent of the Certificates and each of their respective affiliates (collectively, “Underwriters”; and, together with Depositor, Lender, Goldman, and each of their (including each Underwriter’s) respective officers, directors and each Person who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), collectively, the “Indemnified Parties” and each, an “Indemnified Party”) for any losses, claims, damages, expenses or liabilities to which any of the Indemnified Parties become subject insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Examined Sections, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein (or necessary in order to make the statements in such portions in light of the circumstances under which they were made not misleading) (collectively, the “Liabilities”). Each of Borrower and Sponsor hereby agrees, jointly and severally, to reimburse the Indemnified Parties for any reasonable legal or other reasonable out-of-pocket expenses reasonably incurred by any of the Indemnified Parties, as they are incurred, in connection with investigating or defending against the Liabilities.

In connection with Exchange Act Filings, the Indemnifying Parties jointly and severally agree to (i) indemnify the Indemnified Parties for (a) Liabilities to which any such Indemnified Party may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the information provided hereunder, or the omission or alleged omission to state in the information provided hereunder a material fact required to be stated therein or necessary in order to make the statements in the information provided hereunder, in light of the circumstances under which they were made, not misleading or (b) any failure to provide information required to be provided hereunder, and (ii) reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party, as they are incurred, in connection with defending or investigating the Liabilities.

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(d) The indemnification contained in Section 3(c) is in addition to any liability which Borrower and/or Sponsor may otherwise have under the Loan Documents and shall be self-operative without any further act or instrument (but in no event shall such indemnification extend to any matter with respect to which Borrower or Sponsor has timely submitted comments in accordance with Section 3(b) to the extent that any such comments are not incorporated into the applicable Disclosure Document). Notwithstanding the foregoing, each of Borrower and Sponsor shall, if requested by Lender, deliver within three Business Days of request therefor an indemnification certificate (i) certifying that they have carefully examined the Examined Sections and that such Examined Sections do not, as of the date of such certificate, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such portions or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (ii) indemnifying, jointly and severally, each of the Indemnified Parties from the Liabilities, and (iii) agreeing, jointly and severally, to reimburse the Indemnified Parties for any reasonable legal or other reasonable out-of-pocket expenses reasonably incurred by any of the Indemnified Parties, as they are incurred, in connection with investigating or defending against the Liabilities.

(e) If any action, suit or proceeding shall be brought against any Indemnified Party in respect of which indemnity may be sought against Borrower and/or Sponsor, such Indemnified Party shall promptly notify Borrower.

(f) In order to provide for just and equitable contribution in circumstances in which the indemnification provided in this Section 3 is for any reason held to be unenforceable by any Indemnified Party in respect of any Liabilities (or action in respect thereof), each of Borrower and Sponsor, jointly and severally, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities (or action in respect thereof), including reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating or defending the same; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the relative knowledge of, and access to, information concerning the matter with respect to which a claim was asserted of the Indemnified Parties, on the one hand, and of the Borrower Group on the other hand; (ii) the opportunity to correct and prevent any statement or omission; (iii) the relative fault of the Indemnified Parties, on the one hand, and the Borrower Group, on the other, in connection with the statements that resulted in such Liabilities, relative fault being determined by, among other things, whether the statement or omission with respect to which a claim was asserted relates to information provided by the Borrower Group or the Indemnified Parties; and (iv) any other equitable considerations appropriate in the circumstances. Each of Borrower and Sponsor hereby agrees that it may not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

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Section 4. Release of Carter and Associates. Notwithstanding anything to the contrary contained in this Agreement, for so long as Lender has evidence, in form and substance reasonably satisfactory to Lender, that (i) the Net Worth of Carter Validus is equal to or greater than $8,000,000, (ii) the Liquidity of such entity is equal to or greater than $2,000,000 (collectively, the criteria under subparagraphs (i) and (ii) sometimes hereinafter referred to as the “Minimum Financial Criteria”) and (iii) such entity is otherwise reasonably acceptable to Lender, Carter and Associates shall have no liability whatsoever under this Agreement and shall be deemed to be released and discharged from this Agreement during the period of time that Carter Validus satisfies the Minimum Financial Criteria. At any point in time Carter Validus no longer satisfies the Minimum Financial Criteria, Carter and Associates shall again be liable hereunder. For purposes of this Section, (a) “Net Worth” shall mean, as of a given date, (x) the total assets of Carter Validus as of such date less (y) Carter Validus’ total liabilities as of such date, determined in accordance with GAAP and (b) “Liquidity” shall mean unencumbered cash and cash equivalents and marketable securities of Carter Validus, each valued in accordance with GAAP. Notwithstanding the foregoing, the determination of Carter Validus’ Net Worth and Liquidity shall specifically exclude the value of the Property.

Section 5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

[Remainder of page intentionally left blank;

Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first hereinabove set forth.

BORROWER: DC-3300 ESSEX, LLC, a Delaware limited liability company

By:	CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership, its Member
	By:	CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, its General Partner
		By:	/s/ Todd Sakow
			Name:	Todd Sakow
			Title:	Chief Financial Officer

SPONSOR: CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, its General Partner
	By:	/s/ Todd Sakow
		Name:	Todd Sakow
		Title:	Chief Financial Officer

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CARTER AND ASSOCIATES, L.L.C., a Georgia limited liability company

By:	CARTER & ASSOCIATES ENTERPRISES, INC., a Georgia corporation
	By:	/s/ Robert E. Peterson
		Name:	Robert E. Peterson
		Title:	Chairman and Chief Executive Officer

MORTGAGE LOAN COOPERATION AGREEMENT – Signature Page